Exhibit (d.6)

          EXPENSE CAP/REIMBURSEMENT AGREEMENT

     This Agreement is entered into as of the 29th day of December, 2000, between Target Holdings Corporation d/b/a/ Target Investors, Inc. (the "Adviser") and Grand
Prix Funds, Inc. (the "Company") on behalf of the Super
Core Fund (the "Fund").

     WHEREAS, the Adviser desires to contractually agree to waive a portion of its advisory fee or reimburse certain of the Fund's operating expenses to ensure that the Fund's total operating expenses, excluding taxes, interest and brokerage commissions, do not exceed the levels described below.

     NOW THEREFORE, the parties agree as follows:

     The Adviser agrees that until February 28, 2002, it will reduce its compensation as provided for in the Investment Advisory Agreement between the Fund and the Adviser dated December 29, 2000, and/or assume certain expenses for the Fund to the extent necessary to ensure that (i) the Fund's Class A shares total operating expenses, excluding taxes, interest and brokerage commissions, do not exceed 1.50%, on an annual basis of the Fund's Class A average daily net assets; and (ii) the Fund's Class C shares total operating expenses, excluding taxes, interest and brokerage commissions, do not exceed 2.15%, on an annual basis of the Fund's
Class C average daily net assets.

     The Adviser shall be entitled to recoup such amounts for a period of up to three (3) years from the year in which the Adviser reduced its compensation and/or assumed expenses for the Fund.

     This Agreement shall terminate on February 28,
2002 unless extended by the mutual agreement of the parties, as provided for in writing.

                              TARGET HOLDINGS CORPORATION d/b/a
                              TARGET INVESTORS, INC.



                              By: /s/ Robert Zuccaro
                                  ------------------------------
                                  Robert Zuccaro, President

                              GRAND PRIX FUNDS, INC.
                                on behalf of the Super Core Fund


                              By: /s/ Robert Zuccaro
                                  ------------------------------
                                  Robert Zuccaro, President